SCHEDULE 14A

                     Information Required in Proxy Statement

Reg. ss. 240.14a-101

                            SCHEDULE 14A INFORMATION
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[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                   FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.
 ................................................................................
                (Name of Registrant as Specified In Its Charter)

 ................................................................................
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

FSA

Financial Security Assurance Holdings Ltd.
350 Park Avenue, New York, New York 10022

                                                                  March 24, 1997
Dear Shareholder:

      You are cordially invited to attend the 1997 Annual Meeting of Shareholders of Financial Security Assurance Holdings Ltd., which will be held at 9:00 a.m. (New York City time) on Thursday, May 8, 1997, at the offices of the Company at 350 Park Avenue, 13th Floor, New York, New York 10022. We encourage you to join us at the meeting, where you will have an opportunity to ask questions about our business and operations.

      This year you are being asked to elect 15 directors and to approve the Company's selection of independent auditors for 1997. These proposals are described in the attached proxy statement, which you are encouraged to read fully.

      Whether or not you plan to attend the meeting, you can ensure that your shares are represented properly by completing, signing and dating your proxy card and returning it in the enclosed envelope.

                                                 Sincerely,

                               JOHN J. BYRNE                 ROBERT P. COCHRAN

                               John J. Byrne,                Robert P. Cochran,
                               Chairman                      President

                   Financial Security Assurance Holdings Ltd.

                    Notice of Annual Meeting of Shareholders

To the Shareholders of Financial Security Assurance Holdings Ltd.:

      The annual meeting of the shareholders of Financial Security Assurance Holdings Ltd. (the "Company") will be held at the offices of the Company at 350 Park Avenue, 13th Floor, New York, New York 10022, on Thursday, May 8, 1997, at 9:00 a.m., New York City time, for the following purposes:

         Proposal 1:     To elect 15 directors of the Company for terms expiring
                         at the 1998 Annual Meeting;

         Proposal 2:     To approve the appointment by the Board of Directors of
                         Coopers & Lybrand L.L.P., certified public accountants, as independent auditors for the Company for the year
                         1997;

and to transact such other business as may properly come before the meeting or any adjournment thereof.

      Shareholders of record at the close of business on Thursday, March 20, 1997, will be entitled to vote at the meeting, whether in person or by proxy. Please complete, sign and date the enclosed proxy card as soon as possible and return it in the envelope provided. Shareholders who attend the meeting may revoke their proxies and vote in person, if they wish to do so.

                                             By order of the Board of Directors,

                                             BRUCE E. STERN

                                             Bruce E. Stern,
                                             Secretary

350 Park Avenue
New York, New York 10022
March 24, 1997

                   FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

                                 PROXY STATEMENT

      Your proxy in the form enclosed is hereby solicited by the Board of Directors of Financial Security Assurance Holdings Ltd. (the "Company"). Your proxy once given may be revoked by you at any time prior to its use. The shares represented by the proxies received will be voted at the meeting, or any adjournment thereof, in accordance with such specifications as are made therein or, if no such specifications are made, in accordance with the recommendation of the Board of Directors.

      The record date for the determination of shareholders entitled to vote at the meeting was March 20, 1997. On the record date, there were outstanding 30,964,349 shares (including 984,629 shares owned by a trust on behalf of the Company but excluding 1,311,952 shares actually owned in treasury) of the Company's common stock, par value $.01 per share ("Common Stock"), and 2,000,000 shares of the Company's Series A Convertible Redeemable Preferred Stock, par value $.01 per share ("Preferred Stock"), constituting all the outstanding voting securities of the Company. Each share is entitled to one vote, with the holder of the Preferred Stock voting together as a single class with the holders of the Common Stock.

      The mailing address of the principal executive offices of the Company is 350 Park Avenue, New York, New York 10022. This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and proxy card are being mailed, on or about March 24, 1997, to shareholders of record at the close of business on the record date.

                        PROPOSAL 1: ELECTION OF DIRECTORS

      All the Company's directors are elected at each annual meeting of shareholders. At the 1997 Annual Meeting, the shareholders will elect 15 directors to serve for a term expiring at the 1998 Annual Meeting.

      During 1996, Kozo Kusakari, who served as a director of the Company since June 1991, retired from the Board, and the Board elected Toshiki Kaneda to fill the resulting vacancy. Mr. Kaneda is standing for re-election. Mr. Kusakari, age 54, was the General Manager of the Guarantee and Credit Underwriting Department of The Tokio Marine and Fire Insurance Co., Ltd. ("Tokio Marine"), and Mr. Kaneda, age 48, is the General Manager of the Non-Marine Underwriting Department of Tokio Marine and the President of Tokio Marine Loan Clerical Service Co., Ltd. The Board gratefully acknowledges Mr. Kusakari's contributions to the Company during his tenure as a director.

      The names of the nominees being presented for consideration by the shareholders, their ages, the years, if any, they have been directors of the Company, their principal occupations over the past five years, their current positions with the Company and certain other directorships held by them are set forth below. The number of shares of the Company's stock owned by the nominees is set forth below under "Ownership of the Company". As used herein, "FSA" means Financial Security Assurance Inc., the Company's principal operating subsidiary; "Fund American" means Fund American Enterprises Holdings, Inc.; "FAE" means Fund American Enterprises, Inc., a subsidiary of Fund American; "Fireman's Fund" means Fireman's Fund Insurance Company, formerly a subsidiary of Fund American; "Source One" means Source One Mortgage Services Corporation, a subsidiary of FAE; "White Mountains" means White Mountains Holdings, Inc., a subsidiary of Fund American; "Tokio Marine" means The Tokio Marine and Fire Insurance Co., Ltd.; "U S WEST" means U S WEST, Inc.; "USWCC" means U S WEST Capital Corporation, a subsidiary of U S WEST; "CGC" means Capital Guaranty Corporation, which merged with a subsidiary of the Company on December 20, 1995; and "CGIC" means Capital Guaranty Insurance Company, CGC's principal operating subsidiary. At March 20, 1997, (i) Fund American, Tokio Marine and USWCC owned approximately 11%, 6% and 39%, respectively, of the Common Stock, with Fund American having various voting rights in respect of certain shares owned by USWCC, and (ii) Fund American owned 100% of the Preferred Stock. See "Ownership of the Company" for further information regarding such share ownership. See "Compensation Committee Interlocks and Insider Participation" and "Certain Relationships and Related Transactions" for further information regarding certain arrangements among the Company, Fund American, Tokio Marine and U S WEST.

      The shares represented by all proxies received will be voted for these nominees, except to the extent authority to do so is withheld as provided for in the enclosed proxy card. If any such nominee should be unable or unwilling to serve (an event not now anticipated), all proxies received will be voted for the person, if any, designated by the Board of Directors to replace such nominee.

        The Board recommends a vote FOR the election of all nominees for director.

John J. Byrne
    Age 64...............  Chairman of the Board of Directors and Director of
                           the Company since May 1994. Chairman of the Board of Directors and Chief Executive Officer of Fund American since 1985 and President of Fund American since 1990. From 1989 through 1990, Mr. Byrne was Chairman of the Board of Directors of Fireman's Fund. Prior to joining Fireman's Fund, Mr. Byrne was Chairman and Chief Executive Officer of GEICO Corporation. Mr. Byrne is also Chairman of FAE, and was Chairman of White Mountains until February 1997. Mr. Byrne is an advisory director of Lehman Brothers Holdings, Inc. and Mid America Apartment Communities, and a director of Terra Nova (Bermuda) Holdings Ltd.

Robert P. Cochran
    Age 47...............  President and Chief Executive Officer of the Company
                           and of FSA since August 1990. Mr. Cochran has been Chairman of FSA since July 1994, and a director of the Company since August 1990 and of FSA since July 1988. From September 1990 until December 1993, Mr. Cochran was a director of USWCC. Prior to joining the Company in 1985, Mr. Cochran was managing partner of the Washington, D.C. office of the Kutak Rock law firm. Mr. Cochran is a director of Fund American and White Mountains Holdings, Inc.

 Michael Djordjevich
    Age 60...............  Vice Chairman of the Board of Directors and Director
                           of the Company since February 1996. Mr. Djordjevich served as President and Chief Executive Officer of CGC and CGIC from 1986 to December 1995, and as Chairman of CGC from 1992 until December 1995. Prior to 1986, Mr. Djordjevich was President and Chief Executive Officer of USF&G Financial Security Company, which managed the financial guaranty business of United States Fidelity & Guaranty. Prior thereto, he held numerous positions at Fireman's Fund, including Vice President of Financial Insurance from 1983 to 1985 and Vice President and Treasurer from 1974 to 1983.

Robert N. Downey
    Age 61...............  Director of the Company since August 1994. Mr. Downey has been a limited partner since 1990, and a general partner from 1976 until 1990, of Goldman, Sachs & Co. At Goldman, Sachs & Co., Mr. Downey served as head of the

                           Municipal Bond Department and Vice Chairman of the Fixed Income Division. Mr. Downey was a Director of the Securities Industry Association from 1987 through 1991 and served as its Chairman in 1990 and Vice Chairman in 1988 and 1989. He was also formerly Chairman of the Municipal Securities Division of the Public Securities Association and Vice Chairman of the Municipal Securities Rulemaking Board.

 Anthony M. Frank
    Age 65...............  Director of the Company since February 1996. Mr.
                           Frank was a director of CGC from February 1994 until December 1995. He has been Chairman of Belvedere Capital Partners, General Partner of the California Community Financial Institutions Fund, since 1994. He was Postmaster General of the United States from 1988 to 1992 and, prior thereto, served as Chairman and Chief Executive Officer of First Nationwide Bank from 1971 to 1988. Mr. Frank is a director of Charles Schwab Inc.; Bedford Properties Inc.; Irvine Apartment Communities, Inc.; Living Centers of America, Inc.; General American Investors, Inc.; Temple-Inland, Inc.; and Crescent Real Estate Equities.

Toshiki Kaneda
    Age 48...............  Director of the Company since November 1996 and FSA since October 1996. Mr. Kaneda has been General Manager of the Non-Marine Underwriting Department of Tokio Marine and President of the Tokio Marine Loan Clerical Service Co., Ltd. since July 1996. He was Deputy General Manager of the Corporate Administration Department of Tokio Marine from 1994 to June 1996, and of the Non-Marine Underwriting Department of Tokio Marine from 1991 to 1994.

K. Thomas Kemp
    Age 56...............  Director of the Company since August 1994. Mr. Kemp has served as Executive Vice President, Treasurer and Secretary of Fund American since 1993 and Vice President, Treasurer and Secretary since 1991. Mr. Kemp has served as Chairman of White Mountains since February 1997. He has served as President and Chief Executive Officer of White Mountains and Chairman of White Mountains Insurance Company since 1995. Mr. Kemp was Vice President of Fireman's Fund from 1990 to January 1991. Prior to joining Fireman's Fund, Mr. Kemp was President of Resolute Reinsurance Company. Mr. Kemp is a director of Fund American, FAE, Folksamerica Reinsurance Holdings, Inc., Centricut, Inc., Main Street America Holdings, Inc., Commerce Security BancCorp, Inc., Valley Insurance Group, Inc., White Mountains and White Mountains Insurance Company.

David O. Maxwell
    Age 66...............  Director of the Company since August 1994. Mr.
                           Maxwell was Chairman and Chief Executive Officer of Federal National Mortgage Association from 1981 until his retirement in 1991. Mr. Maxwell is a director of Potomac Electric Power Company (PEPCO), Salomon Inc and SunAmerica Inc.

James M. Osterhoff
    Age 60...............  Director of the Company since April 1992. Mr.
                           Osterhoff was a director of FSA from September 1993 until July 1994. He was Executive Vice President and Chief Financial Officer of U S WEST from December 1991 until his retirement in September 1995. Prior to joining U S WEST, Mr. Osterhoff was Vice President--Finance and Chief Financial Officer of Digital Equipment Corp., a computer manufacturer. Mr. Osterhoff is a director of GenCorp.

James H. Ozanne
    Age 53...............  Director of the Company since January 1990 and director of FSA from December 1989 until July 1994. Mr. Ozanne is Chairman of Greenrange Partners. He has been President of FAE since March 1, 1997 and Vice Chairman and Director of Source One since August 1996. He was Chairman and Director of Nations Financial Holdings Corporation from January 1994 to January 1996. During December 1993, Mr. Ozanne was President and Chief Operating Officer of Nations Financial Capital Corporation. He was President and Chief Executive Officer of USWCC from September 1989 until December 1993. Prior to joining USWCC, Mr. Ozanne was Executive Vice President of General Electric Capital Corporation.

Staats M. Pellett, Jr.
    Age 66...............  Director of the Company since February 1996. Mr.
                           Pellett was a director of CGC from February 1994 until December 1995. Until his retirement in 1996, Mr. Pellett was Senior Vice President of Bessemer Trust Company N.A. ("Bessemer"), a federally chartered bank engaged in investment management, fiduciary and other financial services. Prior to joining Bessemer in 1976, Mr. Pellett oversaw Fireman's Fund's municipal bond portfolio from 1965 to 1976. He also served as a Public Member of the Municipal Securities Rulemaking Board.

Richard A. Post
    Age 38...............  Director of the Company since April 1994. Mr. Post was a director of FSA from April 1994 until July 1994. Mr. Post is Vice President and Chief Financial Officer of U S WEST Media Group and President of USWCC and U S WEST Financial Services Inc. Mr. Post had previously served U S WEST in a number of other positions. In addition, Mr. Post has been a director of a number of U S WEST-affiliated companies.

Roger K. Taylor
    Age 45...............  Director of the Company since February 1995. Mr.
                           Taylor has been Chief Operating Officer of the Company since May 1993. Mr. Taylor has been a Managing Director of FSA since January 1991 and was a consultant to FSA from January 1990 to January 1991. He was a director of the Company from August 1993 until August 1994 and has been a director of FSA since January 1992. Prior to joining FSA, Mr. Taylor was Executive Vice President of Financial Guaranty Insurance Company, a financial guaranty insurer. Mr. Taylor is a director of Source One.

Allan L. Waters
    Age 39...............  Director of the Company since August 1994. Mr. Waters has been Senior Vice President and Chief Financial Officer of Fund American since December 1993. He was Vice President and Controller of FAE from 1991 to 1993 and has been a member of the Fund American organization (formerly the Fireman's Fund organization) since 1985. Mr. Waters is also Chairman of The Upper Valley Company and a director of FAE, Folksamerica Holding Company, Source One, White Mountains and White Mountains Insurance Company.

Howard M. Zelikow
    Age 62...............  Director of the Company since February 1996. Mr.
                           Zelikow was a director of CGC from February 1994 until December 1995. Mr. Zelikow has been a management and financial consultant doing business as ZKA Associates since 1987 and has been a member of Kayne Anderson Investment Management, Inc., an investment management company, since 1988. Mr. Zelikow was Chief Financial Officer and Executive Vice President of The Progressive Corporation from 1976 to 1987. Mr. Zelikow is a director of The Right Start, Inc. and Queensway Financial Holdings Limited.

      For information regarding Common Stock ownership by the Company's nominees for director named above, see "Ownership of the Company" below. For information regarding nominating privileges and voting arrangements among Fund American, U S WEST and Tokio Marine, see "Compensation Committee Interlocks and Insider Participation" and "Certain Relationships and Related Transactions" below.

                    THE BOARD OF DIRECTORS AND ITS COMMITTEES

      During the year ended December 31, 1996, the Board of Directors of the Company (the "Board") met five times. At present, there are four Committees of the Board, whose activities are discussed below. The Board of Directors does not have a nominating committee.

      The Audit Committee is comprised entirely of directors who are not officers or employees of the Company, any subsidiary of the Company, Fund American, Tokio Marine or U S WEST. The Audit Committee, which at year end consisted of Messrs. Frank, Ozanne and Zelikow, met once during 1996. The Audit Committee recommends independent auditors for approval by the Board of Directors and shareholders, reviews the independence of such auditors, approves the scope of the annual audit activities of the independent auditors and reviews audit results.

      The Finance Committee, which at year end consisted of Messrs. Djordjevich (Chairperson), Downey, Kaneda, Maxwell, Osterhoff, Pellett, Post, Waters and Zelikow, met twice during 1996. The Finance Committee approves the general investment policies and objectives of the Company, monitors investment activities and portfolio performance for the Company, periodically reviews sources and uses of capital, and reviews the Company's periodic and annual financial statements.

      The Human Resources Committee is comprised entirely of directors who are not officers or employees of the Company or any subsidiary of the Company. The Human Resources Committee has authority to establish and approve compensation payments and policies for executives and other employees, including awards under the Company's incentive and benefit plans. The Human Resources Committee, which at year end consisted of Messrs. Kemp (Chairperson), Downey, Frank, Maxwell, Osterhoff and Ozanne, met four times during 1996.

      The Underwriting Committee, which at year end consisted of Messrs. Ozanne (Chairperson), Djordjevich, Kaneda, Pellett, Post and Waters, met four times during 1996. The Underwriting Committee monitors the underwriting process in order to assure general compliance with underwriting guidelines and reviews significant changes in general underwriting policies and guidelines proposed by management. The Underwriting Committee also reviews proposals to develop new product lines.

      Each non-management director of the Company receives an annual fee of $26,000 for service as a director, plus (i) an additional annual fee of $5,000 for each chairperson of a Committee of the Board of Directors and (ii) an additional annual fee of $26,000 for the Chairman of the Board of Directors. Directors also receive $2,000 for each Board meeting and Committee meeting attended and reimbursement for expenses for any such meeting attended. All directors attended at least 75% of the meetings of the Board and Committees on which they served, for the period for which they served, during 1996.

                        EXECUTIVE OFFICERS OF THE COMPANY

      The executive officers of the Company who are not nominees for election as directors of the Company and their ages and positions with the Company as of the date hereof are set forth in the following table.


         Name               Age         Position
--------------------------------------------------------------------------------
Russell B. Brewer II        40          Managing Director, Chief Underwriting
                                          Officer and Director of FSA
John A. Harrison            53          Managing Director and Chief Financial
                                          Officer of the Company and FSA;
                                          Director of FSA
Sean W. McCarthy            38          Managing Director and Director of FSA
Bruce E. Stern              43          Managing Director, General Counsel and
                                          Secretary of the Company and FSA;
                                          Director of FSA

      The present principal occupations and five-year employment history of each of the above-named executive officers of the Company, as well as other directorships of publicly held corporations currently held by each such person, are set forth below:

      Mr. Brewer has been a Managing Director of FSA since March 1989 and the Chief Underwriting Officer of FSA since September 1990. He has been a director of FSA since September 1993. From March 1989 to August 1991, Mr. Brewer was Managing Director, Asset Finance Group, of FSA. Prior to joining FSA in 1986, Mr. Brewer was an Associate Director of Moody's Investors Service, Inc.

      Mr. Harrison has been a Managing Director and the Chief Financial Officer of FSA since August 1991 and the Chief Financial Officer of the Company since February 1993. He has been a director of FSA since September 1993. From April 1987 through August 1991, Mr. Harrison was Chief Financial Officer of Citibank, N.A.--U.S. Consumer Banking Group, and prior thereto was Managing Director, Real Estate Finance Group, of Merrill Lynch & Co. Inc.

      Mr. McCarthy has been a Managing Director of FSA since March 1989 and head of its Financial Guaranty Department since April 1993. He has been a director of FSA since September 1993. Prior to joining FSA in 1988, Mr. McCarthy was a Vice President of PaineWebber Incorporated.

      Mr. Stern has been a Managing Director, the Secretary and the General Counsel of the Company since April 1993. Since April 1993, he has been the Secretary of FSA, and since March 1989, he has been a Managing Director of FSA. He has been a director of FSA since August 1990. Prior to joining FSA as General Counsel in 1987, Mr. Stern was an attorney with Cravath, Swaine & Moore.

                            OWNERSHIP OF THE COMPANY

5% Shareholders

      The following table sets forth certain information regarding actual, beneficial and voting ownership of the Company's equity at March 14, 1997 as to each person known by the Company to beneficially own, within the meaning of the Exchange Act, 5% or more of the outstanding shares of the Common Stock or Preferred Stock. In connection with the Company's initial public offering in May 1994 (the "IPO"), the Company, Fund American and U S WEST entered into certain arrangements affecting such ownership, which are summarized in Notes (3) and (4) to the following table.

                                                                          Number of Shares Owned(1)
                                                                          -------------------------        Voting
              5% Shareholders                                   Actual                 Beneficial(2)        Power
--------------------------------------------------------------------------------------------------------------------
                                                        Number        Percent      Number       Percent   Percent(3)
                                                       -------------------------------------------------------------
U S WEST Capital Corporation........................   12,106,910      39.1%      12,106,910      39.1%     31.0%
     c/o U S WEST, Inc.
     7800 East Orchard Road
     Englewood, CO  80111(4)(5)
Fund American Enterprises Holdings, Inc. ...........    3,460,200      11.2        8,020,807      24.3      22.3
       80 South Main Street
       Hanover, NH  03755(4)
The Tokio Marine and Fire Insurance Co., Ltd........    1,929,000       6.2        1,929,000       6.2       5.9
     2-1, Marunouchi 1-Chome
     Chiyoda-ku, Tokyo 100 Japan
FMR Corp............................................    1,926,400       6.2        1,926,400       6.2       5.8
     82 Devonshire Street
     Boston, MA  02109(6)
The Prudential Insurance Company of America.........    1,672,246       5.4        1,672,246       5.4       5.1
     751 Broad Street
     Newark, NJ  07102(7)

(1) Number of shares owned is based on Schedules 13D or 13G filed by such entities with the SEC, except as noted in the next sentence. The table reflects 3,750,000 fewer shares actually and beneficially owned by USWCC than reported on the latest amended Schedule 13G received by the Company from USWCC, due to certain transactions entered into by USWCC in May 1996, as described below under "Certain Relationships and Related Transactions--Fund American, U S WEST and Company Relationships". Ownership percentages are calculated based on 30,964,349 shares of Common Stock outstanding at March 14, 1997, which (a) includes 984,629 shares purchased by a "rabbi trust" for purposes of funding in advance the Company's obligations with respect to outstanding performance shares, (b) excludes 1,311,952 shares actually held in treasury and (c) excludes 2,000,000 shares of Preferred Stock outstanding at March 14, 1997, except that such Preferred Stock is included for determining the beneficial ownership percentage of Fund American (which holds such Preferred Stock).

(2) A person is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date or over which such person has voting or investment power. In computing the percentage of outstanding shares beneficially held by each shareholder listed above, any share of Common Stock which such shareholder beneficially owns is deemed to be outstanding for such shareholder, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other shareholder unless such share is actually outstanding. Please see Notes (3) and (4) below for additional information regarding shares beneficially owned by Fund American.

(3) Under a Voting Trust Agreement among Fund American, USWCC and The First National Bank of Chicago, as voting trustee thereunder (the "Voting Trustee"), 1,893,940 shares of Common Stock deliverable upon the exercise in full of an option granted by USWCC to Fund American were deposited into a voting trust administered by the Voting Trustee, and Fund American has the right to direct the voting of such shares prior to the exercise of the option. In addition, at any time that Fund American owns at least 35% of the issued and then outstanding shares of Common Stock (including, for this purpose, the 1,893,940 shares subject to such option), in order that the Company be considered a majority owned subsidiary of Fund American, USWCC will deposit into the voting trust an additional number of shares, to the extent USWCC beneficially owns such shares, so that Fund American will be able to vote 50.1% of the then issued and outstanding shares of Common Stock. Percentages are calculated based on 32,964,349 shares of Common Stock outstanding at March 14, 1997, which
       (a) includes 984,629 shares purchased by a "rabbi trust" for purposes of funding in advance the Company's obligations with respect to outstanding performance shares, (b) excludes 1,311,952 shares actually held in treasury, and (c) includes 2,000,000 shares of Preferred Stock outstanding at March 14 1997.

(4) Of the 3,460,200 shares actually owned by Fund American, 1,000,000 shares are owned directly and the remainder through subsidiaries. On March 14, 1997 Fund American also owned (subject, in each case, to anti-dilutive adjustment): (a) 2,000,000 shares of Preferred Stock, constituting all the outstanding Preferred Stock, which are convertible into an equal number of shares of Common Stock at the conversion price of $29.65 per share; (b) an option, which expires on May 13, 1999 and entitles Fund American to purchase up to 666,667 shares of Common Stock from USWCC at an exercise price of $23.50 per share; (c) an option, which expires on November 2, 2004 and entitles Fund American to purchase up to 1,893,940 shares of Common Stock from USWCC at an exercise price of $26.40 per share; and (d) certain voting rights with respect to certain shares of Common Stock as described in Note (3) above.

(5) In May 1996, U S WEST sold to Salomon Inc ("Salomon") exchangeable notes (known as debt exchangeable for common stock or "DECS", and herein referred to as the "USW DECS") which, at maturity, are exchangeable, at the option of U S WEST, for up to 9,796,303 shares of Common Stock owned by USWCC. Salomon, in turn, sold to third parties an issue of DECS (the "Salomon DECS") which mirror the terms of the USW DECS held by Salomon. See "Certain Relationships and Related Transactions--Fund American, U S WEST and Company Relationships".

(6) All shares included in FMR Corp.'s Schedule 13G are attributable to ownership of Salomon DECS. The Schedule 13G dated February 14, 1997 filed by FMR Corp. with the SEC indicates that beneficial ownership of substantially all of these shares arises through the investment advisory activities of Fidelity Management & Research Company and the investment management activities of Fidelity Management Trust Company, each a wholly owned subsidiary of FMR Corp.

(7) According to the Schedule 13G dated February 3, 1997 filed by The Prudential Insurance Company of America ("Prudential") with the SEC, Prudential holds 125,512 of the shares for the benefit of its general account, and may have direct or indirect voting and/or investment discretion over 1,546,734 shares which are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. The Schedule 13G states that Prudential acquired these shares in the ordinary course of business, and not with the purpose or effect of changing or influencing control of the Company.

Directors and Executive Officers

      The following table sets forth certain information regarding ownership of the Company's equity at March 14, 1997 as to (a) each director and nominee for director of the Company, (b) each executive officer named under "Executive Compensation--Summary Compensation Table" and (c) all such executive officers and directors of the Company as a group. The table provides information regarding actual, beneficial and economic ownership. Voting power is less than 1% of voting shares outstanding for each executive officer and director listed, individually and as a group.

                                          (Table appears on the following page.)

                                                                   Number of Shares Owned(1)
                                                     ------------------------------------------------
           Directors and Executive Officers            Actual         Beneficial(2)      Economic(3)
           --------------------------------           -------         -------------      -----------
           John J. Byrne(4)......................      35,000            35,000              35,000
           Robert P. Cochran.....................      60,682            60,682             459,090
           Michael Djordjevich...................       4,000           128,927             159,927
           Robert N. Downey......................      50,000            50,000              66,529
           Anthony M. Frank......................       2,671             2,671              18,455
           Toshiki Kaneda........................        --                --                  --
           K. Thomas Kemp(4).....................       1,600             1,600              18,173
           David O. Maxwell......................       6,000             6,000              21,000
           James M. Osterhoff....................       1,000             1,000              17,141
           James H. Ozanne.......................       5,300             5,300              23,692
           Staats M. Pellett, Jr.................       3,350             3,350              20,028
           Richard A. Post.......................         200               200              16,416
           Roger K. Taylor.......................      26,786            26,786             273,646
           Allan L. Waters (4)...................       2,000             2,000              18,678
           Howard M. Zelikow.....................       5,037             5,037              20,037
           Russell B. Brewer II..................       7,557             7,557              77,802
           Sean W. McCarthy......................       6,984             6,984             184,801
           Bruce E. Stern........................       6,114             6,114              74,075
           All executive officers and
             directors as a group (19 persons)...     205,324           330,251           1,581,773


(1) At March 14, 1997, (a) shares actually owned represented less than 1% of total shares of Common Stock outstanding for each executive officer and director listed, individually and as a group, (b) shares beneficially owned represented less than 1% of total shares of Common Stock outstanding for each executive officer and director listed, individually, and 1.1% for all executive officers and directors as a group, and (c) shares economically owned represented less than 1% of total shares of Common Stock outstanding for each executive officer and director listed (other than Mr. Cochran), individually, 1.5% for Mr. Cochran and 4.9% for all executive officers and directors as a group. The foregoing percentages are calculated based on 30,964,349 shares of Common Stock outstanding at March 14, 1997, which (a) includes 984,629 shares purchased by a "rabbi trust" for purposes of funding in advance the Company's obligations with respect to outstanding performance shares, (b) excludes 1,311,952 shares actually held in treasury, (c) excludes 2,000,000 shares of Preferred Stock outstanding at March 14, 1997 and (d) is adjusted for each individual as described in Note (2) below. The table excludes fractional shares attributable to participation in various benefit plans.

(2) A person is deemed to have "beneficial ownership" of any shares as of a given date which such person has the right to acquire within 60 days after such date or over which such person has voting or investment power. In computing the percentage of outstanding shares beneficially and economically held by each person named above, any share of Common Stock which such person beneficially or economically owns is deemed to be outstanding for such person, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person unless such share is actually outstanding. No director or executive officer beneficially owned shares not actually owned and outstanding, except for Mr. Djordjevich, who at the date shown had options to purchase 124,927 shares of Common Stock, awarded in accordance with the CGC Merger Agreement (as defined under "Certain Relationships and Related Transactions--CGC Merger Agreement").

(3) Shares economically owned by directors and executive officers include (a) vested and unvested performance shares with each performance share treated as one share of Common Stock, (b) equity bonus shares, (c) vested stock options, (d) deemed investments in Common Stock under various of the Company's plans and (e) deemed investments in Forward Shares (defined below under "Certain Relationships and Related Transactions--Fund American, U S WEST and Company Relationships") under the Company's Deferred Compensation Plan (the "Deferred Plan") or Supplemental Executive Retirement Plan (the "SERP"). The table includes such shares economically owned by the Chief Executive Officer and the other four most highly compensated executive officers of the Company and its subsidiaries in the following amounts: Robert P. Cochran--67,307 vested and 104,000 unvested performance shares, 33,775 equity bonus shares, 48,074 shares deemed invested under the Deferred Plan and the 1993 Equity Participation Plan, and 145,252 Forward Shares under the SERP and the Deferred Plan; Roger K. Taylor--42,128 vested and 70,000 unvested performance shares, 22,750 equity bonus shares, 27,982 shares deemed invested under the Deferred Plan and the 1993 Equity Participation Plan, and 84,000 Forward Shares under the SERP and the Deferred Plan; Sean W. McCarthy--27,574 vested and 68,500 unvested performance shares, 14,543 equity bonus shares, and 67,200 Forward Shares under the SERP and the Deferred Plan; Russell B. Brewer II--21,002 vested and 30,000 unvested performance shares, 7,734 equity bonus shares, 6,509 shares deemed invested under the 1993 Equity Participation Plan, and 5,000 Forward Shares under the SERP; Bruce E. Stern--21,002 vested and 30,000 unvested performance shares, 8,951 equity bonus shares, and 8,008 shares deemed invested under the 1993 Equity Participation Plan; all executive officers and directors as a group--200,015 vested and 358,500 unvested performance shares, 93,243 equity bonus shares, 110,367 shares deemed invested under the Company's Deferred Plan and 1993 Equity Participation Plan, and 466,452 Forward Shares. To the extent that shares economically owned by any non-officer director exceed those beneficially owned, such economic ownership is attributable to (i) 15,000 Forward Shares per director (5,000 in the case of Mr. Djordjevich) and (ii) shares deemed invested under the Deferred Plan.

 (4) Mr. Byrne is the Chairman, President and Chief Executive Officer, and a major shareholder, of Fund American; Mr. Kemp is Executive Vice President, Treasurer and Secretary of Fund American; and Mr. Waters is Senior Vice President and Chief Financial Officer of Fund American. Messrs. Byrne, Kemp and Waters disclaim beneficial ownership of Common Stock and Preferred Stock held by Fund American or its subsidiaries.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table sets forth a summary of all compensation paid to the chief executive officer of the Company and the other four most highly compensated executive officers of the Company and its subsidiaries, in each case for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 1996, 1995 and 1994.

                                    Annual Compensation                     Long-Term Compensation
                           ---------------------------------------  -------------------------------------
                                                                              Awards             Payouts
                                                                    --------------------------   --------
                                                          Other     Restricted   Options/
Name and Principal                                       Annual        Stock        SARs           LTIP         All Other
    Position(1)             Year  Salary     Bonus  Compensation(2)  Awards(3) (# of shares)(4)  Payouts(5)  Compensation(6)
    ----------              ----  ------     -----  --------------- ---------- ----------------  ----------  ---------------
Robert P. Cochran...........1996 $400,000   $593,080   $537,566           --           --        $1,706,627      $90,000
   President and Chief      1995  400,000    606,250    257,359           --           --                --       90,000
   Executive Officer        1994  392,000    520,000    152,945     $244,800      160,000                --       97,000
Roger K. Taylor.............1996  250,000    568,750    183,828           --           --           993,290       69,750
   Managing Director and    1995  250,000    262,500    308,831           --           --                --       58,500
   Chief Operating Officer  1994  239,000    320,000     94,120      181,800      100,000                --       71,809
Sean W. McCarthy............1996  210,000    587,500    191,181           --           --           693,315       67,500
   Managing Director        1995  210,000    404,250    159,709           --           --                --       69,005
   (FSA)                    1994  198,000    388,066     43,452       97,900       65,900                --       72,484
Russell B. Brewer II........1996  185,000    268,000     78,826           --           --           459,974       41,400
   Managing Director and    1995  185,000    192,500     97,061           --           --                --       39,150
   Chief Underwriting       1994  175,000    225,000     29,413       97,900       50,000                --       39,150
   Officer (FSA)
Bruce E. Stern..............1996  185,000    240,000     70,590           --           --           472,221       41,400
   Managing Director,       1995  185,000    192,500     97,061           --           --                --       38,250
   General Counsel and      1994  180,000    192,000     56,472       97,900       50,000                --       39,600
   Secretary

 (1) In accordance with the CGC Merger Agreement, the Company entered into an employment agreement with Mr. Djordjevich, which expired on December 31, 1996. For the year ended December 31, 1996, Mr. Djordjevich received the following amounts: Salary--$425,000; Bonus--$276,250; Other Annual Compensation--$69,118 (consisting of an "equity bonus" award; see Note (2) below); and All Other Compensation--$38,250 (consisting of contributions by the Company to a defined contribution plan and a supplemental retirement plan of $13,500 and $24,750, respectively).

 (2) Figures represent the value of phantom stock granted as "equity bonus" awards under the Company's 1993 Equity Participation Plan and deferred for a minimum of five years. Payment following the deferral period will be in cash or Common Stock, at the Company's option.

 (3) Figures represent the value of shares of restricted stock (based on the IPO price of $20.00 per share) granted to the named executives under the Company's Supplemental Restricted Stock Plan in exchange for performance units issued under the

         FSA Profit Participation Plan for the 1994 and 1993 performance years. Such 1994 and 1993 awards of performance units, and all other performance units under such Plan held by such executives, were exchanged for restricted stock under the Supplemental Restricted Stock Plan at the time of the IPO. No further awards will be made under either such Plan. Such shares of restricted stock vested in three equal installments on July 1, 1994, 1995 and 1996. The aggregate number of shares of restricted stock awarded to the named executives and their value (at the IPO price of $20.00 per share), including the shares set forth in the table are as follows: Robert P. Cochran--70,294 shares ($1,405,880); Roger K. Taylor--41,862 shares ($837,240); Sean W.
         McCarthy--18,657 shares ($373,140); Russell B. Brewer II--13,991 shares ($279,820); Bruce E. Stern--13,072 shares ($261,440).

(4) Options were exchanged for an equal number of performance shares effective May 1995.

(5) Payouts were made to or deferred by each named executive in January 1997 with respect to performance shares for the two-year performance cycle ending December 31, 1996. Payouts were made in shares of Common Stock or cash. For purposes of this table, shares of Common Stock are valued at $35.50 per share, the closing price per share on the NYSE on the business day preceding approval of the payout by the Human Resources Committee of the Board of Directors and the per share value employed for those receiving cash payments.

(6) All Other Compensation includes contributions by the Company to a defined contribution plan, supplemental retirement plan and split-dollar life insurance. The dollar value of the respective contributions to such plans and insurance for each named executive was as follows: Robert P. Cochran--$13,500, $76,500 and $0 for 1996; $13,500, $76,500 and $0 for 1995; and $13,500, $76,500 and $7,000 for
         1994; Roger K. Taylor--$13,500, $56,250 and $0 for 1996; $13,500,
         $45,000 and $0 for 1995; and $13,500, $46,260 and $12,049 for 1994;
         Sean W. McCarthy--$13,500, $54,000 and $0 for 1996; $13,500, $43,650
         and $0 for 1995; and $13,500, $44,820 and $0 for 1994; Russell B.
         Brewer II--$13,500, $29,700 and $0 for 1996; $13,500, $25,650 and $0
         for 1995; and $13,500, $25,650 and $0 for 1994; Bruce E.
         Stern--$13,500, $27,900 and $0 for 1996; $13,500, $24,750 and $0 for
         1995; and $13,500, $26,100 and $0 for 1994. In addition, the figure included in this column for Sean W. McCarthy includes $10,347 for 1996, $11,855 for 1995 and $14,164 for 1994, representing the benefit conveyed to him under a loan provided to him by the Company at a below market interest rate in connection with his relocation to New York. See "Executive Compensation--Other Relationships."

Employment Agreements and Arrangements; Change in Control Provisions

      The Company is not currently party to employment agreements with any of its executive officers. In the event of termination of employment by the Company of the named executive officers without cause, Messrs. Cochran and Taylor would be entitled to 18 months of compensation and Messrs. McCarthy, Brewer and Stern would be entitled to 12 months of compensation, in each case based upon current compensation (or, in certain events, prior compensation if higher) in accordance with the Company's severance policy.

      The Company's 1993 Equity Participation Plan includes provisions providing for accelerated vesting and payment of stock options, equity bonus shares and performance shares awarded thereunder upon the occurrence of certain change in control transactions involving the Company. These provisions are generally applicable to all participants in such plans. Each of the named executive officers hold equity bonus shares and performance shares awarded under such plans.

Other Relationships

      In February 1992, the Company provided a loan in the principal amount of $630,000 to Mr. McCarthy in connection with his relocation to New York City. In December 1993, the loan agreement was amended to (i) reduce the principal balance by $141,173 (an amount equal to the loss on the sale of his home in connection with such relocation) and (ii) allow for the repayment of the remaining principal balance of $362,827.06 at December 31, 1993 over a ten-year period in equal installments at an interest rate of 5.20% per annum. Installment payments were made in January 1997 and 1996.

Performance Shares

      Performance shares are awarded under the Company's 1993 Equity Participation Plan, as amended (the "Plan"). The Plan authorizes the discretionary grant of performance shares by the committee administering the Plan (the Human Resources Committee) to key employees of the Company and its subsidiaries. Performance shares potentially represent the economic value of a whole share of Common Stock, and not just appreciation, as is the case with a stock option. The number of shares of Common Stock actually earned for each performance share depends upon the attainment by the Company and its subsidiaries (on a consolidated basis) of "performance objectives" during the time period specified by the Committee at the time an award of performance shares is made.

      The following table sets forth (a) a summary of performance shares awarded to the chief executive officer of the Company and the other four most highly compensated executive officers of the Company and its subsidiaries, in each case for the year ended December 31, 1996 (which awards were made in January 1997),
(b) the applicable performance period until payout and (c) the related estimated future payouts at the stated assumed annual rates of adjusted book value per share and stock price appreciation.

                  LONG-TERM INCENTIVE PLANS - AWARDS IN 1996(1)

                                                            Dollar Value at Assumed Annual Rates of
                                             Performance        of Adjusted Book Value and Stock
                                               Period                  Price Appreciation(3)
                            Performance        Until        -----------------------------------------
        Name              Shares Granted(2)    Payout            7%            10%          13%
-----------------------------------------------------------------------------------------------------
Robert P. Cochran.........       0             --             $0                $0            $0
Roger K. Taylor...........       0             --              0                 0             0
Sean W. McCarthy..........     7,500           (2)             0           174,851       349,703
Russell B. Brewer II......       0             --              0                 0             0
Bruce E. Stern............       0             --              0                 0             0

(1) These performance shares were awarded under the Company's 1993 Equity Participation Plan in January 1997 for the year ended December 31, 1996. The table excludes performance shares awarded in January 1996 for the year ended December 31, 1995, which are set forth in a table in the prior year's proxy statement.

(2) One-third of the award relates to the three-year performance cycle ending December 31, 1999; and two-thirds of the award relates to the three-year performance cycle ending December 31, 2000. Awards are payable shortly following completion of the applicable performance cycle, subject to earlier payment in certain circumstances. Such performance shares vest at the completion of the applicable performance cycle, subject to rules established at the time of grant pertaining to the recipient's death, disability or termination of employment (whether voluntary or for cause).

(3) The actual dollar value received by a holder of performance shares, in general, varies in accordance with the annual rate of growth in adjusted book value per share ("ROE") of Common Stock and the stock price appreciation during an applicable "performance cycle." At the election of the holder at the time of the award, ROE may be determined including or excluding realized and unrealized capital gains and losses on the Company's investment portfolio. With respect to the performance shares described in the table above, the dollar values presented assume that the Company's ROE and Common Stock price both appreciate at the rate of 7%, 10% and 13% per annum during each performance cycle. Such factors may not move in tandem and, in any event, actual dollar values will depend on actual rates of appreciation. If ROE is 7% or less per annum for any performance cycle, no shares of Common Stock will be earned for the performance cycle and the dollar value of awards for that performance cycle will be $0, regardless of stock appreciation. If ROE is 19% per annum or higher for any performance cycle, a number of shares of Common Stock equal to 200% of the number of performance shares will be earned for that performance cycle. If ROE is between 7% and 19%, the payment percentage on performance shares will be interpolated.

--------------------------------------------------------------------------------

                                    Report of
             The Human Resources Committee of The Board Of Directors
                  of Financial Security Assurance Holdings Ltd.

                                                               February 11, 1997

      The Human Resources Committee of the Board of Directors (the "Committee") determines the compensation of the Chief Executive and Chief Operating Officers of the Company, and reviews and approves the compensation recommendations for members of the Company's Management Committee and other employees of the Company. The Committee is comprised entirely of independent directors.

      The Committee adheres to a compensation philosophy aimed at aligning the interests of management with those of the owners. This philosophy is reflected in a shift from cash-based to equity-based compensation, and an increase in the volatility of compensation based upon Company and individual performance.

      Compensation of executive officers of the Company is comprised primarily of salary, cash bonus, equity bonus and performance share awards, as well as other employee benefits, such as retirement and health benefits.

      Salaries. Generally, salaries of executive officers are reviewed by the Committee every other year. Salaries of executive officers were last reviewed for 1994 and, accordingly, were reviewed again in 1996. The Company, like other participants in the financial services sector, allocates most of executive officer cash compensation to year-end bonuses rather than salaries, with annual cash bonuses exceeding annual salaries for each of the five most highly compensated executive officers of the Company. The chief executive officer of the Company received a salary increase of 10% in 1996, primarily representing an inflation adjustment over the two-year period since the prior salary adjustment and commensurate with average Company employee salary adjustments over the two-year period.

      Cash Bonuses. At its February 1996 meeting, the Committee determined the bonus pool and bonus volatility guidelines to be applied in determining 1996 bonuses. The Committee determined a target return on equity based upon growth in adjusted book value per share (including dividends but excluding realized and unrealized gains and losses) ("ROE") for 1996 of 11.6%. The 11.6% target was derived by modeling the impact of producing 1996 present value ("PV") premium of approximately $180 million, an increase of $41 million or 30% over the Company's record year in 1995. The Committee also established a target bonus pool based upon prior bonus pools used by the Company, with the target bonus pool fluctuating upwards or downwards depending on whether actual ROE performance for 1996 was over or under target. The 1996 target bonus pool was set at $12.65 million, compared to an actual 1995 bonus pool accrual of $11.95 million, of which $11.78 million was awarded. The 1996 target bonus pool was derived from the 1995 target bonus pool of $11.95 million, adjusted to reflect partial year employees, new hires and the increase in headcount resulting from the addition of the former employees of Capital Guaranty Insurance Company in December 1995. The 1996 target bonus pool was sized to allow approximately $400,000 to $500,000 less to continuing staff in 1996 as compared to 1995. The 1996 target bonus pool ranged from $9.0 million at a 9% ROE to $16.0 million at a 16% ROE, with adjustments interpolated based on the actual ROE achieved.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

      The effect of the 1996 target bonus pool was to require a substantial increase in ROE from prior year performance to maintain the bonus pool at the level paid in the prior year. In establishing these guidelines, the Committee recognized that compensation matters in connection with new ventures would be handled outside the bonus pool, and that adjustments to the target bonus pool may be recommended by management, subject to approval of the Committee, to reflect changes in circumstances.

      Bonus participants were broken into four groups, each with a different volatility of bonus (upwards or downwards) depending on Company and/or group performance as set forth below:

       Guidelines for Bonus Volatility--Variable Percentage of Bonus Award
       -------------------------------------------------------------------

         Group                                                   Variability
         -----                                                   -----------
         CEO and COO                                             Up to 50%
         Financial Guaranty Manager                              Up to 35%
         Other Management Committee members
              and senior front line officers                     Up to 20%
         All others                                              Up to 10%

      Management and the Committee retained discretion as to allocation of bonus amounts to individuals based upon performance, with the understanding that the guidelines were directional and indicative of bonus pool distribution assuming good to above average employee performance. In the case of permanent members of the Management Committee, the base bonus amounts were equal to the average of the prior two years' bonuses.

      Actual ROE for 1996 (including dividends but excluding realized and unrealized capital gains), as calculated for purposes of bonus pool determination, was 13.7%, resulting in a 1996 bonus pool of approximately $15.25 million under the guidelines described above. The actual bonus pool for 1996 was approximately $14.9 million. The 1996 bonus (including equity bonus) for the Chief Executive Officer increased approximately 20.5% from 1995, reflective of the increased variability factor (50%) assigned to the CEO under the guidelines. The Committee found this bonus amount to be particularly warranted in view of the record level of premium production and the initiation and consummation of share repurchases and forward purchase arrangements, each of which contributed substantially to shareholder value in 1996.

      Equity Bonuses. 1996 was the third year that bonuses were paid part in cash and part as equity bonus awards. Equity bonus awards are made under the Company's 1993 Equity Participation Plan (the "Equity Plan") and represent "phantom shares" of the Company's common stock. Each bonus is determined as discussed above under the caption "Cash Bonuses", and a specified percentage of such bonus is paid in the form of an equity bonus in lieu of cash. Equity bonus awards are deemed invested in the Company's common stock at 85% of fair market value, and payment of such awards is deferred for a minimum of five years. For 1996, as in the prior year, each employee had the option, exercisable approximately six months prior to year-end, to increase his or her equity bonus percentage to up to 50% of his or her total bonus, subject to Committee approval. The Committee determined that bonuses to senior executives would be paid in the form of an equity bonus to the extent that such bonus, if paid in cash, would result in the loss of any material federal income tax deduction under Section 162(m) of the Internal Revenue Code of 1986.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

      The minimum equity bonus percentages employed in 1996 (unchanged from 1995) are set forth below:

                Equity Bonus Award as a Percentage of Total Bonus
                -------------------------------------------------

         Total Bonus (in thousands)     Marginal Rate
         -------------------------      -------------
         $0 to $50                      10% (optional for bonuses below $50,000)
         $51 to $150                    15%
         $151 to $300                   20%
         Over $300                      25%

      The amount of the Chief Executive Officer's bonus paid in the form of an equity bonus for 1996 was $456,920, representing approximately 43.5% of his total bonus.

      Performance Shares. The Equity Plan provides for the award of performance shares. Each performance share represents a right to receive up to two shares of the Company's common stock, with the actual number of common shares receivable determined on the basis of the increase in adjusted book value per share over a specified performance cycle. The performance shares were designed to provide less compensation to participants than stock options if the Company performs poorly and more compensation to participants if the Company performs well. In particular, the performance shares were designed to have no value if the Company fails to generate a return on equity in excess of the risk-free yield of treasury securities. The Committee's approach has been to refrain from awarding performance shares to the same individuals in successive years. In keeping with this approach, no performance shares were awarded in January 1997 to the Chief Executive Officer, who received an award of performance shares in January 1996. The Company has implemented a program of share purchases through a "rabbi trust" for the purpose of funding in advance its obligations in respect of outstanding performance shares.

      Stock Ownership Guidelines. The Committee has implemented stock ownership guidelines for senior executives, including the five most highly compensated executive officers, of the Company. The guidelines establish share ownership objectives for senior executives, with the expectation that senior executives would retain at least 50% of the net after-tax shares from Company compensation plans until the objective has been met (absent any hardship situation). The Committee considers adherence to the ownership guidelines a significant factor in sizing future long-term incentive awards for senior executives. The share ownership objective calls for ownership of Company shares having a market value,
(i) in the case of the Chief Executive Officer and Chief Operating Officer, equal to the sum of three times annual compensation up to $500,000 and four times additional compensation and (ii) in the case of other senior executives, equal to the sum of two times annual compensation up to $300,000 and three times additional compensation. For purposes of the guidelines, share ownership (i) includes common stock owned, vested equity bonus shares, and common stock deferred and phantom common stock investments under the Company's benefit plans and (ii) excludes outstanding performance shares or stock options.

      In arriving at its compensation decisions, the Committee received advice from Johnson Associates, Inc., professional compensation consultants, and considered practices and compensation levels of competitors in the financial guaranty industry.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

      The Committee reviewed compliance with Section 162(m) of the Internal Revenue Code of 1986, relating to the deductibility of compensation paid to the Chief Executive Officer and the other most highly compensated officers of the Company. Equity bonus and performance share awards under the Equity Plan were designed, on advice of counsel, to comply with the requirements of Section 162(m). Given the Committee's intention to continue employment of equity bonus awards in lieu of a portion of cash bonuses in determining 1997 compensation for the Company's senior management, the Committee has determined that it is unlikely that the Company will pay compensation in 1997 that would result in the loss of any material federal income tax deduction under Section 162(m) and has not recommended that any other action be taken as a consequence of such provision.

                                             Human Resources Committee
                                             K. Thomas Kemp (Chairperson)
                                             Robert N. Downey
                                             Anthony M. Frank
                                             David O. Maxwell
                                             James M. Osterhoff
                                             James H. Ozanne

--------------------------------------------------------------------------------

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Each director and executive officer of the Company, and each beneficial owner of more than 10% of the Common Stock and Preferred Stock, is required under Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") to report to the Securities and Exchange Commission (the "SEC"), the New York Stock Exchange (the "NYSE") and the Company, by a specified date, all transactions in the Company's equity securities. Based solely upon a review of the reports furnished to it pursuant to Section 16, the Company believes that all of its directors, executive officers and greater than 10% equity security holders complied with the filing requirements applicable to them with respect to transactions occurring during 1996, except that one Form 4, relating to one transaction, was filed late by Mr. Djordjevich.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      During 1996, the Human Resources Committee consisted of Messrs. Kemp, Downey, Frank (who was appointed to the Committee in February 1996), Maxwell, Osterhoff (who was appointed to the Committee in May 1996) and Ozanne and Ms. Barbara M. Japha (who retired as a director of the Company in May 1996). None of such persons is currently or has ever been an officer or employee of the Company or any subsidiary of the Company. Mr. Kemp is Executive Vice President, Treasurer and Secretary of Fund American and President and Chief Executive Officer of White Mountains. Mr. Cochran, President and Chief Executive Officer of the Company, is a director of Fund American and White Mountains.

                             STOCK PRICE PERFORMANCE

      The following graph compares the cumulative total percent return for the Company's Common Stock with the comparable cumulative percent returns of two indices for equal investment amounts made on May 6, 1994 (the effective date of registration of the Company's Common Stock). The graph assumes that all dividends were reinvested.

              Cumulative Total Return on Common Stock compared to
       Standard & Poor's 500 Composite Index and New York Stock Exchange
                                Financials Index
                       (May 6, 1994 to December 31, 1996)

 [The following table was represented as a line graph in the printed material]

                                FSA             S&P             NYSE
             May 6              100             100             100
             Jun 30             106.79           99.34           99.99
             Sep 30             105.33          104.6            98.59
             Dec 31             104.49          104.59           93.73
             Mar 31             107.4           114.76          103.08
             Jun 30             125.33          125.72          112.91
             Sep 30             127.59          135.71          126.81
             Dec 31             126.09          145.35          132.74
             Mar 31             128.39          151.6           139.97
             Jun 30             138.9           158.41          141.62
             Sep 30             149.54          163.4           150.68
             Dec 31             167.86          180.72          171.24

                    o  Financial Security Assurance Holdings Ltd.
                    x  Standard & Poor's 500 Composite Index
                    *  New York Stock Exchange Financials Index

          PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      Coopers & Lybrand L.L.P. currently serve as the Company's independent auditors. They have served in that capacity since January 1990. During 1996, Coopers & Lybrand L.L.P. examined the accounts of the Company and its subsidiaries and also provided other audit services to the Company in connection with SEC filings. In February 1997, the Company's Board of Directors appointed Coopers & Lybrand L.L.P. as the independent auditors of the Company for 1997. The shareholders are asked to approve this action of the Board. It is anticipated that one or more representatives of Coopers & Lybrand L.L.P. will be present at the Annual Meeting with an opportunity to make a statement, if desired, and will be available to answer questions from shareholders present.

      The Board recommends a vote FOR ratification of the selection of Coopers & Lybrand L.L.P. as independent auditors of the Company for 1997.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Fund American, U S WEST and Company Relationships

      In May 1994, Fund American purchased 2,000,000 shares of Common Stock directly from USWCC, and USWCC simultaneously consummated an initial public offering of an additional 5,500,000 shares of Common Stock (plus 582,385 shares of Common Stock pursuant to the underwriters' over-allotment option), at a price of $20.00 per share. In September 1994, Fund American completed the second stage (the "Second Closing") of its investment in the Company, and acquired: (i) 50,000 shares of Preferred Stock, par value $1.00 per share, designated as Series B Cumulative Redeemable Preferred Stock of U S WEST (the "U S WEST Preferred Stock"); (ii)(A) options to acquire 666,667 shares of Common Stock from USWCC at an exercise price of $23.50 per share until May 13, 1999 (the "Five-Year Option") and (B) options to acquire 1,893,940 shares of Common Stock from USWCC at an exercise price of $26.40 per share until September 2, 2004 (the "Ten-Year Option" and, together with the Five-Year Option, the "USWCC Options"; the number of shares and price per share contained in the USWCC Options are, in each case, subject to anti-dilutive adjustment); and (iii) 2,000,000 shares of the Series A Convertible Redeemable Preferred Stock of the Company (the "Preferred Stock") from the Company which are convertible into an equal number of shares of Common Stock at a price of $29.65 per share until the redemption date thereof, May 13, 2004. The U S WEST Preferred Stock, the USWCC Options and the Preferred Stock remain outstanding and their terms have not since been amended.

      The aggregate purchase price paid by Fund American at the Second Closing was $50,700,000 in cash, consisting of $50,000,000 paid for the U S WEST Preferred Stock and the USWCC Options and $700,000 paid for the Preferred Stock. According to the Schedule 13-D filed by Fund American, the source of such funds was current assets of Fund American, and no part of such funds is or was represented by funds or other consideration borrowed or otherwise obtained for the purpose of acquiring, holding, trading or voting such securities. In connection with the Second Closing, the Company entered into a Registration Rights Agreement with USWCC and Fund American. Under this Agreement, at any time prior to May 13, 2004, each of Fund American and USWCC is entitled to four demand registrations, and the right to register certain shares on a "piggyback" basis on an unlimited number of occasions if the Company proposes to have a public offering of Common Stock. The Company has agreed to indemnify Fund American and USWCC for certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments Fund American or USWCC may be required to make in respect thereof, in connection with sales by such person of Common Stock in a registration statement prepared by the Company under the Registration Rights Agreement.

      In May 1996, the Company (i) purchased 1.0 million shares of Common Stock from USWCC for a purchase price of $26.50 per share and (ii) entered into forward purchase agreements (the "Forward Agreements") with two financial institutions (the "Counterparties") in respect of an additional 1.75 million shares of Common Stock (the "Forward Shares"). In anticipation of entering into the Forward Agreements, the Counterparties, in turn, purchased 1.75 million of shares of Common Stock from USWCC for a purchase price of $26.50 per share. Of the 1.75 million Forward Shares, 750,000 were initially for the account of the Company's management and directors, who had parallel investments in phantom Forward Shares under the Company's Deferred Compensation Plan or Supplemental Executive Retirement Plan. Under the Forward Agreements, the Company has the obligation to either (a) purchase the Forward Shares from the Counterparties for a price equal to $26.50 per share plus carrying costs (less dividends paid on the Common Stock) or (b) direct the Counterparties to sell the Forward Shares, receiving any excess or making up any shortfall in cash or additional shares, at its option. In May 1996, USWCC also sold 1.0 million shares of Common Stock to Fund American for a purchase price of $26.50 per share. Furthermore, in May 1996, U S WEST sold to Salomon Inc ("Salomon") an issue of Exchangeable Notes (known as "Debt

Exchangeable for Common Stock" or "DECS", and herein referred to as the "USW DECS") exchangeable for up to 9,796,303 of the shares of Common Stock held by USWCC. Salomon, in turn, sold to third parties an issue of DECS which mirror the terms of the USW DECS held by Salomon. Accordingly, all shares of Common Stock owned by USWCC are either subject to stock options held by Fund American or potentially deliverable by U S WEST in discharge of its obligation under the USW DECS. However, the number of shares of Common Stock deliverable by U S WEST in discharge of its obligations under the USW DECS is a function of the market price per share of Common Stock. If, at maturity of the USW DECS, the price per share of Common Stock equals or exceeds $32.48, then 0.8197 shares of Common Stock are deliverable in exchange for each of the 9,796,303 USW DECS (representing approximately 8,000,000 shares of Common Stock in the aggregate).

Fund American Shareholders Agreement

      In connection with the Second Closing, Fund American entered into (i) a Voting Trust Agreement with USWCC and The First National Bank of Chicago, as voting trustee thereunder, and (ii) the Shareholders Agreement (the "Fund American Shareholders Agreement") with USWCC and the Company. Pursuant to the Voting Trust Agreement, Fund American has the right to direct the voting of the 1,893,940 shares of Common Stock deliverable upon the exercise in full of the Ten-Year Option prior to the exercise of the Ten-Year Option. In addition, under certain circumstances, Fund American may require USWCC to deposit additional shares into the voting trust, to the extent USWCC beneficially owns such shares, so that Fund American will be able to vote 50.1% of the then issued and outstanding shares of Common Stock.

      The Fund American Shareholders Agreement provides that the parties will use their best efforts to cause the Board of Directors of the Company to consist of 11 directors and the persons nominated to serve on the Board of Directors to include (i) two independent directors (within the meaning of the rules of the NYSE), (ii) the President or Chief Executive Officer of the Company, (iii) one person who is a senior employee of Tokio Marine, for the period that such person is required to be designated as a director of the Company in accordance with the Tokio Marine Stockholders Agreement (as defined below), and (iv) seven persons designated by Fund American, of whom U S WEST must approve a number based on the "voting power" held by Fund American and U S WEST as of the date of the nominations as set forth in the following table:

           Fund American Voting Power as a
           Percentage of Fund American and           Designees to be Approved by
            U S WEST Combined Voting Power                     U S WEST
            ------------------------------                     --------
         0% through 14.29%..................................       6
         Above 14.29% through 28.58%........................       5
         Above 28.58% through 50.00%........................       4
         Above 50.00% through 57.16%........................       3
         Above 57.16% through 71.45%........................       2
         Above 71.45% through 90.00%........................       1
         Above 90.00%.......................................       0

      The Company, U S WEST and Fund American are free to alter the foregoing arrangements from time to time. The Board as presently constituted and as proposed for re-election at the 1997 Annual Meeting of Shareholders includes (a) three independent directors, (b) three designees of Fund American, (c) two designees approved by U S WEST, (d) one designee of Tokio Marine, (e) each of the Chief Executive

Officer and the Chief Operating Officer of the Company and (f) four former directors of CGC as required by the CGC Merger Agreement, for a total of fifteen directors.

      Under the Fund American Shareholders Agreement, "voting power" means the number of shares held outright by a party or its affiliates, except that shares of Common Stock deliverable to Fund American upon exercise of the Ten-Year Option, and any additional shares deposited by U S WEST in the voting trust described above, will be deemed to be owned by Fund American and not by U S WEST, provided that the votes attributed to the Preferred Stock will be excluded from Fund American's "voting power." The Fund American Shareholders Agreement requires Fund American and U S WEST to vote all shares of Common Stock over which they exercise voting control in favor of the election of all persons nominated as provided in such agreement.

      The Fund American Shareholders Agreement terminates upon the earliest to occur of (i) the cessation of the existence of the Company, (ii) September 2, 1997, (iii) the consent of US WEST and Fund American, (iv) the sale, disposition or other transfer of any shares of Common Stock by U S WEST that causes U S WEST to own outright (excluding shares of Common Stock deliverable to Fund American and its majority owned subsidiaries upon exercise of the Ten-Year Option) less than 15% of the outstanding shares of Common Stock, or (v) such time as U S WEST, Fund American and their permitted transferees own less than 50% of the outstanding shares of Common Stock.

Other Fund American and Company Relationships

      FSA Portfolio Management Inc. ("FSA Portfolio Management"), a wholly owned subsidiary of the Company, provides investment management services to several affiliates of Fund American in exchange for payment of an investment management fee equal to 15 basis points per annum on the principal amount of funds under management. In addition, Robert P. Cochran, President and Chief Executive Officer of the Company, is a director of Fund American and White Mountain Insurance Holdings Inc., and Roger K. Taylor, Chief Operating Officer of the Company, is a director of Source One.

U S WEST, Company and FSA Relationships

      In December 1993, the Company completed a restructuring (the "Restructuring") which significantly reduced its risk of loss from its insured portfolio of obligations backed by commercial mortgages (the "Commercial Mortgage Portfolio"). As part of the Restructuring, FSA obtained reinsurance from Commercial Reinsurance Company ("Commercial Re") in respect of the Commercial Mortgage Portfolio. Commercial Re is an insurance company organized for the purpose of the Restructuring that is owned approximately 91.6% by USWCC and 8.4% by Tokio Marine. Various agreements were entered into among the Company and its subsidiaries, Commercial Re and U S WEST in connection with the Restructuring, all of which remain in force and have not since been amended. These agreements include (i) a quota share reinsurance agreement, (ii) an investment management agreement providing for the management by FSA Portfolio Management of Commercial Re's investment portfolio and other matters in exchange for a fee initially ranging from 15 to 30 basis points per annum on the market value of Commercial Re's investment portfolio and (iii) a management agreement pursuant to which the Company provides management services to Commercial Re, including regulatory compliance and accounting services, for a fixed fee of $100,000 per annum.

      The Company was also subject to the Modification of Final Judgment (the "Judgment") entered in 1984 in connection with the settlement of the legal action entitled United States v. Western Electric Company, Inc. Pursuant to the Judgment, American Telephone and Telegraph Company divested itself of its interest in the seven regional operating companies, including U S WEST. The Judgment prohibited the

Company from entering into certain activities or obtaining an ownership interest in or exercising control over any entity that engages in such activities. The Judgment was terminated in February 1996.

      Since its acquisition of the Company through May 1996, U S WEST provided insurance coverage for the Company under insurance policies issued to U S WEST, including worker's compensation, property and general liability, business interruption, directors and officer's liability and fiduciary liability coverage. The Company paid an allocated share of the premiums for such coverages which is lower than those the Company would have paid were it separately covered for such matters. The Company's allocated share of such premiums for 1996 was approximately $0.1 million. In May 1996, these insurance arrangements were terminated subject to continued coverage under the U S WEST policies for certain exposures relating to the period prior to such termination.

Tokio Marine, Company and FSA Relationships

      Tokio Marine, the Company and FSA entered into a Cooperation Agreement dated as of December 27, 1990 (the "Cooperation Agreement") in connection with Tokio Marine's investment in the Company. The Cooperation Agreement contains reinsurance provisions (discussed below) and reciprocal marketing provisions. The Cooperation Agreement also entitles Tokio Marine to select one director of the Company and of FSA and to place up to three of its employees in FSA's New York offices. The term of the Cooperation Agreement is automatically renewed each year unless notice is given, subject to earlier termination by one party upon default by the other, or upon 90 days' prior written notice by one party to the other. Pursuant to the Cooperation Agreement, FSA has entered into a Master Reinsurance Placement Memorandum (the "Memorandum") dated December 27, 1990 by which FSA has agreed to cede and Tokio Marine has agreed to accept reinsurance equal to a specified percentage of the principal amount of new business written by FSA in each calendar year, with the cessions to be composed of treaty participations and facultative cessions, including an automatic facility by which FSA at its option may make quota share cessions, subject to certain conditions. Pursuant to the Memorandum, Tokio Marine participates in FSA's non-municipal and municipal treaties and has provided facultative reinsurance to FSA. The Company ceded premiums of $19.9 million, $13.1 million and $6.6 million to Tokio Marine for the years ended December 31, 1996, 1995 and 1994, respectively. In the opinion of the management of the Company and FSA, the terms of the Cooperation Agreement and reinsurance with Tokio Marine are no less favorable to FSA than the terms that could be obtained from unaffiliated parties.

Tokio Marine Stockholders Agreement

      Pursuant to a Stockholders Agreement dated December 27, 1990, as amended (the "Tokio Marine Stockholders Agreement"), among Tokio Marine, the Company and USWCC, USWCC has agreed to vote all stock in the Company owned by it to nominate and to elect a senior employee of Tokio Marine designated by Tokio Marine to the Board of Directors of the Company so long as Tokio Marine owns at least 5% (9.9% in the event the Cooperation Agreement is terminated as a result of a breach by Tokio Marine) of the outstanding Common Stock or the Cooperation Agreement is in effect. As long as such conditions are met, to the extent permitted by law, the Company has agreed to cause a senior employee of Tokio Marine to be nominated as a director of the Company. So long as Tokio Marine owns any Common Stock, USWCC has agreed to use commercially reasonable efforts to cause the maximum cash dividends to be paid each year with respect to the Common Stock to the extent payable without violating applicable law, causing the rating agencies to lower or consider lowering the triple-A claims-paying ability ratings of FSA or reducing the cash of the Company and its subsidiaries below the amount needed to satisfy their reasonably anticipated business needs.

      The Tokio Marine Stockholders Agreement contains certain restrictions on the ability of Tokio Marine, USWCC and the Company to sell or otherwise transfer any stock of the Company or any subsidiary of the Company (and, under certain circumstances, the stock of USWCC), or all or substantially all the assets of the Company or FSA. Certain of the rights granted to Tokio Marine under the Tokio Marine Stockholders Agreement may make it more difficult for USWCC to sell additional shares of Common Stock or for the Company to dispose of certain assets or raise funds from the sale of Common Stock and therefore might be deemed to restrict a change of control of the Company.

CGC Merger Agreement

      In December 1995, Capital Guaranty Corporation ("CGC") merged with a subsidiary of the Company (the "Merger"). As a result of the Merger, Capital Guaranty Insurance Company ("CGIC"), CGC's principal operating subsidiary, became a wholly owned subsidiary of FSA. CGIC was a financial guaranty insurer of municipal bonds in the domestic market. As contemplated by the Agreement and Plan of Merger (the "CGC Merger Agreement") pursuant to which the Merger was consummated, in February 1996, (i) Michael Djordjevich, Anthony Frank, Staats Pellett, Jr., and Howard Zelikow, four former directors of CGC, were elected directors of the Company and (ii) Mr. Djordjevich, formerly Chairman and Chief Executive Officer of CGC, was elected Vice Chairman of the Company. The CGC Merger Agreement further provides that Messrs. Djordjevich, Frank, Pellett and Zelikow will be included in the Company's slate of director-nominees through and including at least the Company's 1997 Annual Meeting of Shareholders.

Reinsurance Agreements with Enhance Reinsurance Company

      Enhance Reinsurance Company ("Enhance"), a subsidiary of Enhance Financial Services Group, Inc. ("EFS") which was 30% owned by a subsidiary of U S WEST at December 31, 1996, provides reinsurance to FSA by participating in the asset-backed and municipal reinsurance treaties and through facultative cessions. On December 11, 1995, U S WEST issued Exchangeable Notes due December 15, 1998 (the "Enhance DECS"). At maturity of the Enhance DECS, U S WEST may, at its option, deliver to holders of the Enhance DECS the shares of common stock of Enhance owned by U S WEST's subsidiary.

      For 1996, Enhance participated in two of FSA's reinsurance treaties, one of which covered U.S. municipal business and one of which covered asset-backed and non-U.S. municipal business. In addition, pursuant to automatic facultative facilities, FSA at its option could have ceded a quota share portion, subject to specified limits, of policies issued in 1996 and may do so for policies issued in 1997. Asset Guaranty Reinsurance Company ("Asset Guaranty"), which is also a subsidiary of EFS, previously participated in the asset-backed treaty and assumed reinsurance through facultative cessions. Pursuant to reinsurance agreements in effect in prior years with Enhance and Asset Guaranty, the Company ceded to Enhance and Asset Guaranty premiums of $15.0 million, $6.9 million and $7.6 million for the years ended December 31, 1996, 1995 and 1994, respectively. In the opinion of the management of the Company, the terms of the existing reinsurance agreements with Enhance are no less favorable to FSA and its subsidiaries than the terms that could be obtained from unaffiliated parties.

                                  OTHER MATTERS

      The Board knows of no other business to be brought before the Annual Meeting other than as set forth above. If any other business should properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote such proxies in accordance with their best judgment.

                              SHAREHOLDER PROPOSALS

      Shareholder proposals for the 1998 Annual Meeting of Shareholders must be received at the principal executive offices of the Company, 350 Park Avenue, New York, New York 10022, Attention: General Counsel, no later than November 25, 1997, in order to be considered for inclusion in the Company's Proxy Statement for such meeting.

                             ADDITIONAL INFORMATION

Solicitation of Proxies

      This proxy solicitation is made by the Company. Proxies may be solicited on behalf of the Board by mail, telephone, telecopy or in person and solicitation costs will be paid by the Company. Directors, officers and regular employees of the Company may solicit proxies by such methods without additional compensation. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorizations for the execution of proxy cards. Upon request, the Company will reimburse them for their reasonable expenses.


Voting Procedures

      The shares represented by all valid proxies received will be voted as specified in the proxies. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted as recommended by the Board of Directors as follows: (1) FOR the election of all nominees for director and (2) FOR ratification of the selection of independent auditors for 1997.


Vote Required

      Proposal 1: Election of Directors. A plurality of the votes cast at the Annual Meeting in person or by proxy is required to elect each director. Shares present in person at the meeting that are not voted for a particular nominee, and shares represented by proxy as to which authority to vote for such nominee is properly "withheld," will not be counted either "for" or "against" in determining a plurality for such nominee.

      Proposal 2: Ratification of the Selection of Independent Auditors. The ratification of the selection of Coopers & Lybrand L.L.P. as independent auditors of the Company is being submitted to the shareholders because the Board believes that such action follows sound corporate practice and is in the best interest of the Company and its shareholders. If the shareholders do not ratify the selection by the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy, the selection of independent auditors will be reconsidered by the Board. If the shareholders ratify the selection, the Board, in its discretion, may still direct the appointment of new independent auditors at any time during the year if the Board believes that such a change would be in the best interest of the Company and its shareholders.

      Both Fund American and USWCC have advised the Company that they intend to vote all shares over which they have voting control on the record date for each nominee for director proposed hereby, and in favor of Proposal 2. As of the record date, these shareholders together had voting control over more than a majority of the outstanding shares entitled to vote at the Annual Meeting.

Cost

      The cost of preparing and mailing this notice and statement and the enclosed proxy card will be borne by the Company.


      A copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1996, filed by the Company with the SEC, is available on request by writing to Peter E. Hoey, Managing Director, Investor Relations, Financial Security Assurance Holdings Ltd., 350 Park Avenue, New York, New York 10022.

                                         By Order of the Board of Directors,

                                         BRUCE E. STERN

                                         Bruce E. Stern,
                                         Secretary

--------------------------------------------------------------------------------

1. Election of Directors

FOR all nominees
listed below                                                           |_|

WITHHOLD AUTHORITY to vote for all nominees listed below.              |_|

*EXCEPTIONS                                                            |_|

Nominees:  John J. Byrne, Robert P. Cochran, Michael Djordjevich, Robert N.
           Downey, Anthony M. Frank, Toshiki Kaneda, K. Thomas Kemp, David O. Maxwell, James M. Osterhoff, James H. Ozanne, Staats M. Pellett, Jr., Richard A. Post, Roger K. Taylor, Allan L. Waters and Howard M. Zelikow.

*Exceptions_____________________________________________________________________

           INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write the name(s) of the excluded nominee(s) in the space provided.

2. To ratify and approve the selection by the Board of Directors of Coopers
   & Lybrand L.L.P. as independent auditors for the Company for the fiscal year ending December 31, 1997.

   FOR    |_|           AGAINST    |_|            ABSTAIN    |_|

In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Change of address or comments: Mark here and indicate
changes to the name and address as printed to the left.         |_|

The signature on this Proxy should correspond exactly with the shareholder's name as printed to the left. In the case of joint tenancies, co-executors or co-trustees, both should sign. Persons signing as attorney, executor, administrator, trustee or guardian should give their full title.


Dated:______________________________,1997

__________________________________________
               Signature
__________________________________________
               Signature

Votes must be indicated
(x) in Black or Blue ink.            |_|

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                   FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.

                         ANNUAL MEETING OF SHAREHOLDERS
                                   MAY 8, 1997
                          PROXY/VOTING INSTRUCTION CARD

    This proxy is solicited on behalf of the Board of Directors of Financial
            Security Assurance Holdings Ltd. for the Annual Meeting
                         of Shareholders on May 8, 1997

    The undersigned appoints Robert P. Cochran, Roger K. Taylor and Bruce E. Stern, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Financial Security Assurance Holdings Ltd. Common Stock which the undersigned may be entitled to vote at the AnnualMeeting of Shareholders to be held on May 8, 1997, and at any adjournment or postponement thereof, as indicated on the reverse side, hereby revoking all proxies heretofore given with respect to such shares.

    This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this proxy will be voted FOR proposals 1 and 2.

(Continued, and to be signed and dated, on the reverse side.)

FINANCIAL SECURITY ASSURANCE HOLDINGS LTD.
P.O. BOX 11008
NEW YORK, N.Y. 10203-0008

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